Exhibit 99.5

PK Investments Limited (Incorporated in the Isle of Man) (Registration number 014469V) (“PKI” or “the Offeror”)

PKI RECEIVES SARB APPROVAL FOR CONSIDERATION INSTRUMENTS TO BE LISTED ON CTSE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

Unless the contexts indicate otherwise, all capitalised terms used but not defined in this announcement shall bear the meanings ascribed to them in the Circular (as defined below).

MAS Shareholders are referred to the announcement published by PKI on SENS on 4 August (the “PKI SENS Announcement”) and the accompanying voluntary bid circular published by PKI on the same date (the “Circular”).

PKI is pleased to announce that the South African Reserve Bank has granted approval for the inward listing of the Consideration Instruments (Listed). The Consideration Instruments (Listed) will be listed on the CTSE, and issued on the relevant Consideration Instruments Settlement Date which will coincide with the relevant Cash Settlement Date, as set out in the Timetable. In addition, following the receipt of SARB Approval, no Consideration Instruments (Unlisted) will be issued and only Consideration Instruments (Listed) will be issued to MAS Shareholders electing to receive Consideration Instruments (Listed) in respect of all or some of their MAS Shares.

It is important to emphasise that, as set out in the Circular, if a MAS Shareholder elects to receive only the Cash Consideration, there will be no automatic allocation of Consideration Instruments (Listed) in the event of a scale back of Cash Consideration. As emphasised in the Circular, if the Cash Consideration is oversubscribed and the total Cash Acceptances exceed the Maximum Cash Amount, the relevant MAS Shareholder will retain their existing MAS Shares in respect of the portion not acquired by PKI, unless such MAS Shareholder elects to receive Consideration Instruments (Listed).

This key milestone is an important step in fulfilling PKI’s commitment to providing MAS Shareholders with compelling flexibility in their decision-making. It greatly simplifies the offer and the election process for MAS Shareholders.

PSG Capital, corporate advisor to PKI, said, “This approval for listing ensures shareholders electing preference shares will get transparency and liquidity through the CTSE platform. On behalf of PKI, we have been engaging with MAS shareholders, and the interest in the preference shares option has been steadily increasing. We are also very pleased with the growing momentum for the cash offer.”

MAS Shareholders are provided the flexibility to elect the Cash Consideration only for their MAS Shares, Consideration Instruments (Listed) only, or a combination of Cash Consideration and Consideration Instruments (Listed). Under no circumstances are shareholders forced to accept the Consideration Instruments (Listed).

MAS Shareholders have until 12:00 PM on 14 August 2025, to accept PKI’s voluntary offer.

7 August 2025

South African Legal Advisor to PKI in respect of the Voluntary Bid	Transaction Sponsor to PKI in respect of the Voluntary Bid and Transaction Advisor and Transaction Sponsor in respect of the listing of the Consideration Instruments

Malta Legal Advisor to PKI in respect of the Voluntary Bid	South African Legal Advisor to PKI in respect of the issue and listing of the Consideration Instruments

Isle of Man Legal Advisor to PKI in respect of the Voluntary Bid and the issue and listing of the Consideration Instruments

Important notes:

This announcement is not an offer. This announcement does not constitute a prospectus as contemplated in the South African Companies Act, 2008 or a prospectus-equivalent document. Any decision in relation to the Voluntary Bid should be made only on the basis of the information in the Circular and the other Transaction Documents (as such term has been defined in the PKI SENS Announcement).

The release, publication or distribution of the Transaction Documents in jurisdictions other than South Africa may be restricted by law and therefore persons who are subject to the laws of any jurisdiction other than South Africa into which the Transaction Documents are released, published or distributed should inform themselves about and observe any such restrictions. No action has been taken or will be taken to permit the possession or distribution of the Transaction Documents (or any other offering or publicity materials relating to the Voluntary Bid) in any jurisdiction where action for that purpose may be required or doing so is restricted or prohibited by law. Accordingly, neither the Transaction Documents, nor any advertisement, nor any other offering material, may be distributed or published except under circumstances that will comply with any applicable laws and regulations. Persons into whose possession the Transaction Documents come should inform themselves about and observe any such restrictions (including, without limitation, those described in further detail in the Transaction Documents in relation to persons situated in the United States, the European Economic Area, the United Kingdom, Switzerland, Australia and Namibia). Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable laws, PKI disclaims any responsibility or liability for the violation of such requirements by any person.

It is the responsibility of the person (including, without limitation, nominees, agents and trustees for such person) wishing to receive the Transaction Documents and/or subscribe for Consideration Instruments or otherwise participate in the Voluntary Bid to satisfy themselves as to the full observance of the applicable laws of any relevant territory, including obtaining any requisite governmental or other consents, observing any other requirements or formalities and paying any issue, transfer or other taxes due in such territories. Any MAS Shareholder who is in doubt about their position, including and without limitation their tax status, should consult an appropriate professional advisor in the relevant jurisdiction without delay.

The information contained in the Transaction Documents constitutes factual information as contemplated in section 1(3)(a) of the South African Financial Advisory and Intermediary Services Act, No. 37 of 2002, as amended, and should not be construed as an express or implied recommendation, guide or proposal that the Voluntary Bid, or the present or future business or investments of MAS is appropriate to the particular investment objectives, financial situations or needs of any MAS Shareholder or prospective investor, and nothing in the Transaction Documents should be construed as constituting the canvassing for, or marketing or advertising of, financial services in South Africa.

Forward-looking statements

The Transaction Documents contain statements about PKI or MAS that are, or may be, forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements, including, without limitation, those concerning: strategy; the economic outlook for the industry; production; cash costs and other operating results; growth prospects and outlook for operations, individually or in the aggregate; liquidity and capital resources and expenditure and the outcome and consequences of any pending litigation proceedings. These forward-looking statements are not based on historical facts, but rather reflect current expectations concerning future results and events and generally may be identified by the use of forward-looking words or phrases such as “believe”, “aim”, “expect”, “anticipate”, “intend”, “foresee”, “forecast”, “likely”, “should”, “planned”, “may”, “estimated”, “potential” or similar words and phrases.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements as well as expectations based on existing disclosures regarding current or historical events and conditions. In addition to the information regarding these risks, uncertainties, assumptions and other factors set forth in the Transaction Documents, important risk factors that may cause such a difference, and which should be considered in connection with a decision to participate in the Voluntary Bid. PKI cautions that forward-looking statements are not guarantees of future performance.

Actual results, financial and operating conditions, liquidity and the developments within the industry in which PKI operates may differ materially from those made in, or suggested by, the forward-looking statements contained in the Transaction Documents. All these forward-looking statements about PKI are based on estimates and assumptions regarding PKI, as made by PKI, and although PKI believes them to be reasonable, are inherently uncertain. Such estimates, assumptions or statements may not eventuate. Factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in those statements or assumptions include other matters not yet known to PKI or not currently considered material by PKI.

MAS Shareholders should keep in mind that any forward-looking statement made in the Transaction Documents or elsewhere is applicable only at the date on which such forward-looking statement is made. New factors that could cause the business of PKI not to develop as expected may emerge from time to time and it is not possible to predict all of them. Further, the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement are not known. PKI has no duty to, and does not intend to, update or revise the forward-looking statements contained in the Transaction Documents after the date of the Transaction Documents, except as may be required by law.

Any forward-looking statement has not been reviewed nor reported on by the external auditors.

Foreign MAS Shareholders

The Transaction Documents are governed by, and will be construed and implemented in accordance with, the laws of South Africa and will be subject to the exclusive jurisdiction of the South African courts. These South African laws may be different from the laws applicable in other jurisdictions. Certain MAS Shareholders who have a registered address in and/or who are nationals, citizens or residents of any country other than in South Africa (“Applicable Jurisdiction”) may be prohibited from participating in the Voluntary Bid and/or acquiring Consideration Instruments and should consult and obtain advice from a professional advisor in the relevant Applicable Jurisdiction without delay.

No action has been taken by PKI or MAS to obtain any approval, authorisation or exemption to permit the issue of Consideration Instruments, or the possession or distribution of the Transaction Documents (or any other publicly available documents relating to the Voluntary Bid), in any jurisdiction other than South Africa.

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